EXHIBIT 4.1
                                                                    FORM OF NOTE

                       SENIOR SUBORDINATED PROMISSORY NOTE

$__________.00                                                 February __, 2003

     FOR VALUE RECEIVED, AVITAR, INC., a Delaware corporation ("Company" or "Maker"), having an address at 65 Dan Road, Canton, Massachusetts 02021, hereby promises to pay to the order of ____________________, its successors and/or assigns (any of which is hereinafter referred to as "Holder" or "Payee"), at ______________________, in lawful money of the United States, the sum of
___________________  Dollars and No Cents ($__________.00)  ("Principal Amount")
on February ___, 2008 (as it may be accelerated, the "Maturity Date"). Interest due on the outstanding Principal Amount will be at the rate of 15% per annum, to be paid in cash as follows: (i) interest at the rate of 10% per annum will be paid quarterly commencing May ___, 2003, and (ii) interest at the rate of 5% per annum will accrue and be paid on the Maturity Date. This Note is being issued together with other notes of like tenor (the "Other Notes" and together with this Note, the "Notes") in an aggregate maximum amount of $1,850,000, in connection with a private offering of Notes and common stock of the Company ("Offering").

     Subject to conversion rights in Section 1, at its option, the Company may prepay the principal of all the Notes together with all accrued interest due thereon without penalty, in whole, but not in part, prior to the Maturity Date, provided that (i) prepayment may not be made prior to 18 months after the final closing of the Offering, (ii) the Company has obtained stockholder approval of
(a) the issuance and reservation of the shares of common stock of the Company that may be issued upon conversion of the Notes and certain other securities that may be issued or issuable in connection with or as a result of this Offering pursuant to the rules and regulations of the American Stock Exchange and (b) of an amendment to its certificate of incorporation to increase in the number of authorized shares of common stock of the Company to not less than 125,000,000 shares ("Stockholder Approval"), (iii) the Company has given not less than 20 business days advance written notice to the Holders of this Note and the Other Notes of its intent to prepay the principal and accrued interest, and (iv) the last sale price of the common stock of the Company for the 20 consecutive trading days prior to the date of notice has been equal to or greater than 300% of the Conversion Price (as herein defined). Any accrued interest due under the terms of this Note may be prepaid in whole or in part at any time.

     The Note (including principal and all accrued interest), must be prepaid within five days of a demand for same by Holder, which demand may be given within 60 days of (i) the consummation of any debt or equity financing (including a series of related financings) by the Company or its subsidiaries which yield to the Company or its subsidiaries gross proceeds of $3,500,000 or more, (ii) the sale by the Company of all or substantially all of its assets, or at the consummation of any merger, combination or consolidation involving the Company in one or a series of transactions in which the Company is not the surviving entity, or the Company is the survivor but the owners of the voting stock of the Company before the transaction own less than 50% of the voting stock of the Company after the transaction, (iii) the sale or exchange of all or substantially all of the outstanding shares of the Company's common stock (including by way of merger, consolidation or combination, or similar transactions or series of transactions), or (iv) the failure of the Company to obtain Stockholder Approval prior to July ___, 2003.

     The Notes are subordinate only to the senior indebtedness of the Company outstanding on February ___, 2003 to Global Capital Advisors, Ltd and LINC, LLC ("Senior Debt"). The Notes are senior to all other indebtedness of the Company.

     Each payment by Maker pursuant to this Note shall be made without setoff or counterclaim.

     1. Conversion Into Private Placement Securities. At any time after receipt of Stockholder Approval, the Holder may elect, in its sole discretion, to convert all of the outstanding Principal Amount and accrued and unpaid interest due thereon into the common stock, $.01 par value ("Common Stock") of the Company at an initial conversion price equal to ______ [the average last sale price of the Common Stock for the ten trading days ending two business days prior to the initial closing of the offering] (as such price may be adjusted as set forth herein, "Conversion Price").

     If, at any time after the date hereof, there occurs, with respect to the Common Stock, a reclassification, stock split, stock dividend, spin-off or distribution, share combination or other similar change affecting the Common Stock as a whole and all holders thereof or if the Maker shall consolidate, combine or merge with or into, any other entity, sell or transfer all or substantially all its assets or engage in any reorganization, reclassification or recapitalization which is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock and this Note is not subject to mandatory prepayment (each, an "Adjustment Event"), the Conversion Price and the kind and amount of stock, securities, cash or other assets issuable upon conversion of this Note in effect at the time of the record date for such dividend or distribution or of the effective date of such share combination, split, consolidation, combination, merger, sale, transfer, reorganization, reclassification or recapitalization shall be appropriately adjusted so that the conversion of the Note after such time shall entitle the Holder to receive the aggregate number of shares of Common Stock or securities, cash and other assets which, if this Note had been converted immediately prior to such time, the Holder would have owned upon such conversion and been entitled to receive by virtue of such Adjustment Event. As an additional Adjustment Event, if the Company issues any Common Stock at an effective price per share less than the Conversion Price or issues any securities (e.g., options, warrants, convertible preferred stock or debt) that gives the right of conversion or purchase of Common Stock at an effective price that is less than the Conversion Price, as adjusted from time to time, then the Conversion Price will be adjusted automatically to such lower purchase or conversion price and then subject to such further adjustments as herein provided.

     Promptly after an Adjustment Event, the Maker shall mail to the Holder a notice of the adjustment together with a certificate from the Maker's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it.

     If (i) the Maker  takes any action that would  cause an  Adjustment  Event,
(ii) there is a liquidation or dissolution of the Maker or (iii) the Maker declares a dividend or distribution on the Common Stock, the Maker shall mail to the Holder a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, transfer, lease, liquidation or dissolution, at least 15 days before such record date.

     In connection with any conversion of this Note, the Holder shall surrender this Note and deliver it, together with written instructions to convert in the form attached hereto, to the Maker at its principal executive office. The date of such delivery shall be deemed the date of conversion. The Maker shall, as soon as practicable, issue and deliver to a location in the United States designated by the Holder certificates representing the securities (or other assets) to which the Holder is entitled as a result of such conversion.

     The Maker shall not be required to issue fractions of shares of Common Stock upon conversion and in lieu thereof any fractional share shall be rounded up or down to the nearest whole share. The Maker shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock sufficient shares of Common Stock to permit the conversion of the unpaid principal amount and accrued interest as provided for herein. The Maker shall list such shares on any national securities exchange on which the Common Stock is then listed. If the Holder converts this Note, the Maker shall pay any documentary, stamp or similar issue or transfer tax due on such conversion except that the Holder shall pay any such tax due because the shares are issued in a name other than the Holder's.

     2. Computation of Interest.

     A. Base Interest Rate. Subject to subsections 2B and 2C below, the outstanding Principal Amount of this Note shall bear interest at the rate of fifteen percent (15%) per annum. Interest will be calculated on the basis of a 360 day year.

     B. Penalty Interest. If this Note is not repaid on the Maturity Date or such earlier date as to which the repayment obligation may be accelerated pursuant to the terms of this Note, the rate of interest applicable to the unpaid Principal Amount shall be adjusted to twenty percent (20%) per annum from the Maturity Date (or such earlier date if the obligation to repay this Note is accelerated) until the date of repayment; provided, that in no event shall the interest rate exceed the Maximum Rate provided in Section 2C below.

     C. Maximum Rate. If it is determined that, under the laws relating to usury applicable to Maker or the indebtedness evidenced by this Note ("Applicable Usury Laws"), the interest charges and fees payable by Maker in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the "Maximum Rate"), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce the Principal Amount by such excess with the same force and effect as though Maker had specifically designated such excess to be so applied to principal and Holder had agreed to accept such excess as a premium free prepayment.

     3. Covenants of Company.

     A. Affirmative Covenants. The Maker hereby covenants that so long as any amount due under this Note remains outstanding and unpaid, it will, unless otherwise consented to in writing by the Holders of at least 50.1% of the principal amount of the Notes then outstanding ("Majority Consent"):

          1. Promptly pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any properties belonging to it before the same shall be in default; provided, however, that the Maker shall not be required to pay any such tax, assessment, charge or levy which is being contested in good faith by proper proceedings and adequate reserves for the accrual of same are maintained if required by generally accepted accounting principles.

          2. Preserve its corporate existence and continue to engage in business of the same general type as conducted as of the date hereof.

          3. Maintain at all times, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvement thereof as shall be reasonably required in the conduct of its business.

          4. At all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with generally accepted accounting principles. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Holder or its agents.

          5. Promptly give notice in writing to the Holder of (i) the occurrence of any default or Event of Default (as hereinafter defined) under this Note or of any default under any other material instrument or agreement to which it is a party; (ii) any litigation, proceeding, investigation or dispute which may exist at any time between the Maker and any governmental regulatory body which might substantially interfere with the normal business operations of the Maker; (iii) all litigation and proceedings affecting the Maker in which the amount involved is $50,000 or more and not covered by insurance or in which injunctive or similar relief is sought; and (iv) a material adverse change in the business, operations, property or financial or other condition of the Maker.

          6. Comply in all respects with all statutes, laws, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements ("Requirements") of all governmental bodies, departments, commissions, boards, companies or associations insuring the premises, courts, authorities, officials, or officers, which are applicable to the Maker or its property, except wherein the failure to comply would not have a material adverse effect on the Maker or its property, business, financial condition or prospects; provided that nothing contained herein shall prevent the Maker from contesting the validity or the application of any Requirements.

          7. The Maker will obtain Stockholder Approval prior to the five month anniversary of the initial issuance of any of the Notes.

     B. Negative Covenants. The Maker hereby covenants that so long as any amount due under this Note remains outstanding and unpaid, it will not, without Majority Consent:

          1. Create, incur, assume or suffer to exist, any indebtedness (institutional or otherwise) except (i) under the Notes; (ii) accounts payable, taxes payable and other payables (other than for borrowed money) incurred in the ordinary course of business; (iii) indebtedness outstanding on February ___, 2003, including to Global Capital Advisors, Ltd., LINC LLC, and the Wilson loan; and (iv) additional indebtedness for borrowed money not to exceed the difference between (a) the amount of subscriptions from accredited investors tendered in the Offering and (b) $1,850,000, so long as such indebtedness has a principal maturity date that is after the Maturity Date of the Notes and is subordinate to the Notes.

          2. Assume, guarantee, endorse or otherwise in any way be or become responsible or liable for the obligations of any person, firm, corporation, or other entity, whether by agreement to purchase or repurchase obligations, or by agreement to supply funds for the purpose of paying, or enabling such entity to pay, any obligations (whether through purchasing stock, making a loan advance or capital contribution or by means of agreeing to maintain or cause such entity to maintain, a minimum working capital or net worth of any such entity, or otherwise) except in the ordinary course of business.

          3. Use any of the proceeds of the Notes to pay any indebtedness (both principal and any interest thereon) for borrowed funds or any unpaid salaries, fees or other compensation owed to any of its officers, directors or any stockholder owning one percent or more of the outstanding shares of Common Stock, or any family member or affiliate of any of the foregoing persons (excluding, for the purposes hereof, any salaries payable on a current basis to officers and directors in the ordinary course of the Maker's business); provided, that notwithstanding the foregoing, the proceeds of the Notes may be used to pay the interest due on the Notes and principal and interest in the ordinary course on indebtedness for borrowed funds and trade debt on their terms.

          4. Declare or pay any cash dividends or cash distributions.

          5. Redeem or repurchase any outstanding equity and/or debt securities of the Maker, except for rescission offers or as necessary or appropriate to address violations of applicable securities laws.

     4. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" hereunder:

     A. the failure by the Maker to pay the principal of and interest on this Note when due (whether by acceleration or otherwise); or

     B. default by the Maker in the observance of any of the covenants or agreements contained in Section 3(B) and/or subsections (2), (5) and/or (7) of
Section 3(A); or

     C. default by the Maker in the observance of any of the covenant or agreements contained in subsections (1), (3), (4) and/or (6) of Section 3(A) if such default shall remain unremedied for a period of ten (10) days after notice has been given to the Maker to cure such default; or

     D. default by the Maker in the observance or performance of any other covenant or agreement contained in this Note and such default shall remain unremedied for a period of twenty (20) days after notice has been given to the Maker to cure such default; or

     E. if the Maker shall (i) default in the payment of principal or interest on any obligation for borrowed money (other than the Notes), or for the deferred purchase price of property, beyond the period of grace, if any, provided with respect thereto or (ii) default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto, if the effect thereof is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity and such default remains unremedied for a period of ten (10) days after notice has been given to the Maker to cure such default; or

     F. any representation of the Maker set forth herein shall have been false or misleading in any material respect when made; or

     G. (i) the Maker shall suspend or discontinue its business or commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, or shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Maker any case, proceeding or other action of a nature referred to in clause (i) above or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property, which case, proceeding or other action (x) results in the entry of an order for relief or (y) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (iii) the Maker shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the acts set forth in this clause (i) or (ii) above; or (iv) the Maker shall generally not, or shall be unable to, pay its debts as they become due or shall admit in writing its inability to pay its debts; or

     H. final judgment for the payment of money in excess of $50,000 shall be rendered against the Maker and the same shall remain undischarged for a period of thirty (30) days during which execution of such judgment shall not be effectively stayed.

     Upon the occurrence of an Event of Default, the Holder may by notice to the Maker take any or all of the following actions: (i) declare the principal of and any accrued interest and all other amounts payable under this Note to be due and payable, whereupon the same shall become forthwith due and payable without presentment, demand protest or other notice of any kind, all of which are hereby waived by the Maker, (ii) exercise any other remedies available at law or in equity, including specific performance of any covenant or other agreement contained in this Note; provided, that upon the occurrence of any Event of Default referred to in Section 4(G), then (without prejudice to the rights and remedies otherwise specified herein) automatically, without notice, demand or any other act by Holder, the principal of and any accrued interest and all other amounts payable under this Note shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker, anything contained in this Note to the contrary notwithstanding. No remedy conferred in this Note upon Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereinafter existing at law or in equity or by statute or otherwise.

     5. Right of First Refusal. The Company hereby grants to the holder of this Note, on an individual basis, a right of first refusal to purchase any portion or all of any securities offered by the Company to any person for capital raising purposes for which it has not engaged an investment banker, during the period commencing the date of the initial closing of the Offering and terminating on the two-year anniversary of the initial closing of the Offering. If the holders of the Notes together offer to purchase the offered securities in excess of the offered amount, then they may purchase the offered securities on a pro-rata basis based on the principal of the Notes held by such subscribing holders of Notes. If the holder of a Note does not accept in writing any such offer within 10 business days after receipt of the written notice from the Company, then the holder of the Note will not have any claim or right with respect to such sale of securities. If, thereafter, such proposed financing is modified in any material respect, the Company shall adopt the same procedure as with respect to the original proposed offering of securities by the Company. This grant by the Company shall not be effective unless the Offering results in gross proceeds of $1,500,000 or more.

     6. Miscellaneous.

     A. No provision of this Note shall alter or impair the obligation of Maker, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the times, at the rates, and in the currency herein prescribed.

     B. Maker and each other party liable herefor, whether principal, endorser, guarantor or otherwise, jointly and severally hereby (i) waive presentment, demand, protest, notice of dishonor and/or protest, notice of non-payment and all other notices or demands in connection with the delivery, acceptance, performance, default, enforcement or guaranty of this Note, (ii) waive recourse to suretyship defenses generally, including extensions of time, releases of security and other indulgences which may be granted from time to time by Holder to Maker or any party liable herefor, and (iii) agree to pay all costs and expenses, including reasonable attorneys fees, in connection with the enforcement or collection of this Note.

     C. Holder shall not, by any act, delay, omission or otherwise, be deemed to have waived any of its rights and/or remedies hereunder, and no waiver whatsoever shall be valid unless in writing, signed by Holder, and then only to the extent therein set forth. The making of any demands or the giving of any notices by Holder or a waiver by Holder of any right and/or remedy hereunder on any one occasion shall not be construed as a bar to or waiver of any right and/or remedy which Holder would otherwise have on any future occasion. All rights and remedies of Holder shall be cumulative and may be exercised singly or concurrently.

     D. This Note may be assigned at any time by Holder on notice to Maker and upon compliance with applicable securities laws. Any assignment of this Note shall automatically assign the registration rights set forth in the subscription agreement between the Maker and the original Holder of this Note.

     E. The terms and provisions hereof shall be discharged upon payment in full of the Principal Amount of the Note (or conversion pursuant to Section 1 of this Note) and payment in full of accrued and unpaid interest thereon. Any instrument taken by Holder in payment of, or for application against, any obligation of Maker or any other party liable herefor shall not operate as a discharge of such obligation until the instrument is finally paid, notwithstanding the fact that a bank may be the maker, drawer or acceptor of such instrument.

     F. This Note shall be governed and construed in accordance with the law of the State of New York without giving effect to choice of law principles. MAKER AND EACH OTHER PARTY LIABLE HEREFOR, IN ANY LITIGATION IN WHICH HOLDER SHALL BE AN ADVERSE PARTY, WAIVES TRIAL BY JURY, WAIVES THE RIGHT TO CLAIM THAT A FORUM OR VENUE SPECIFIED HEREIN IS AN INCONVENIENT FORUM OR VENUE AND WAIVES THE RIGHT TO INTERPOSE ANY SETOFF, DEDUCTION OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, AND IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE NEW YORK STATE SUPREME COURT, COUNTY OF NEW YORK, AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND MAKER FURTHER AGREES TO ACCEPT AND ACKNOWLEDGE SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING BY CERTIFIED MAIL TO THE ADDRESS AS SET FORTH ON THE COVER OF THIS NOTE.

     IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Maker.

                                  AVITAR, INC.


                                By:  ________________
                                      Name:
                                     Title:

Form to be used to convert Principal Amount of Note:

Avitar, Inc.
65 Dan Road
Canton, Massachusetts  02021




Date:    , 200____

     Pursuant to Section 1 of the Promissory Note in favor of the undersigned ("Note") made by Avitar, Inc. ("Company"), the undersigned hereby irrevocably elects to convert _________________ of the Principal Amount of the Note together with $________ (or all)of the accrued and unpaid interest for that number of shares of Common Stock, $.01 par value, of the Company determined by the conversion provisions of the Note at the Conversion Price, as adjusted.


                                    -------------------------------------------
                                    Signature



     NOTICE: The signature to this form must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

INSTRUCTIONS FOR REGISTRATION OF SECURITIES AND DELIVERY

Name:__________________________________________________________________
                          (Print in Block Letters)

Address:_______________________________________________________________

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Social Security Number: ____________________________